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                                                                   Exhibit 15.01




February 25, 2000

The DII Group, Inc.
6273 Monarch Park Place
Niwot, Colorado

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The DII Group, Inc. and subsidiaries for the periods ended April 4, 1999 and March 29, 1998, July 4, 1999 and June 28, 1998, and October 3, 1999
and September 27, 1998 as indicated in our reports dated May 12, 1999 (September 8, 1999 as to Note 13), August 13, 1999 (September 8, 1999 as to
Note 13) and November 12, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information. However, the reports dated May 12, 1999 (September 8, 1999 as to Note 13) and August 13, 1999 (September 8, 1999 as to Note 13) include an explanatory paragraph referring to the restatement discussed in Note 13.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q/A for the quarters ended April 4, 1999 and July 4, 1999 and Form 10-Q for the quarter ended October 3, 1999, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





Denver, Colorado